EXHIBIT 11


                          BEN & JERRY'S HOMEMADE, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                     (In thousands except per share amounts)





                                                          Thirteen weeks ended                    Twenty-six weeks ended
                                                     6/29/96                7/1/95             6/29/96               7/1/95
                                                  ---------------        --------------     ---------------       --------------
Primary:
Average shares outstanding                                 7,185                 7,183               7,184                7,166
Net effect of dilutive stock options -
       based on the treasury stock
       method using average
       market price                                           67                    40                  63                   27
                                                  ---------------        --------------     ---------------       --------------

                                                           7,252                 7,223               7,247                7,193
                                                  ===============        ==============     ===============       ==============
Net Income                                                $1,943                $1,653              $3,307               $2,564
                                                  ===============        ==============     ===============       ==============
Per share amount                                           $0.27                 $0.23               $0.46                $0.36
                                                  ===============        ==============     ===============       ==============


Fully diluted:
Average shares outstanding                                 7,185                 7,183               7,184                7,166
Net effect of dilutive stock options -
       based on the treasury stock
       method using quarter-end
       market price which is greater
       than average market price                              75                    41                  74                   29
                                                  ---------------        --------------     ---------------       --------------

                                                           7,260                 7,224               7,258                7,195
                                                  ===============        ==============     ===============       ==============
Net Income                                                $1,943                $1,653              $3,307               $2,564
                                                  ===============        ==============     ===============       ==============
Per share amount                                           $0.27                 $0.23               $0.46                $0.36
                                                  ===============        ==============     ===============       ==============